Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the inclusion in Form S-8 of E-Med Future, Inc. of our report dated March 1, 2004 on the Financial Statements of such Company. We also consent to the reference to our firm as Independent Accountants in such Form.

Meyler & Company, LLC

/s/ William A. Meyler
William A. Meyler, CPA

December 20, 2004